Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) dated October 30, 2015 and related Prospectus of Delphi Automotive PLC for the registration of debt securities, guarantees, preferred shares, ordinary shares, warrants, purchase contracts and units of Delphi Automotive PLC and debt securities, guarantees, warrants, purchase contracts and units of Delphi Corporation and to the incorporation by reference therein of our report dated February 9, 2015, except for Note 22 and the effects of discontinued operations as discussed in Note 25, as to which the date is June 5, 2015, with respect to the consolidated financial statements and schedule of Delphi Automotive PLC included in its Current Report (Form 8-K) dated June 5, 2015 and our report dated February 9, 2015 regarding the effectiveness of internal control over financial reporting of Delphi Automotive PLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

October 30, 2015